              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES

  COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES (MILLIONS OF DOLLARS)

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                       1991 1992 1993 1994 1995
                                                       ---- ---- ---- ---- ----
Pretax income from continuing operations.............. $319 $322 $311 $416 $756
Add:
  Interest expense....................................  101   91  105   85   89
  Rental expense factor...............................   22   26   20   22   25
                                                       ---- ---- ---- ---- ----
Earnings available for fixed charges.................. $442 $439 $436 $523 $870
                                                       ==== ==== ==== ==== ====
Interest expense...................................... $101 $ 91 $105 $ 85 $ 89
Add capitalized interest..............................   39   37   --    3    1
Rental expense factor.................................   22   26   20   22   25
                                                       ---- ---- ---- ---- ----
Fixed charges......................................... $162 $154 $125 $110 $115
                                                       ==== ==== ==== ==== ====
Ratio of earnings to fixed charges....................  2.7  2.9  3.5  4.8  7.6
                                                       ==== ==== ==== ==== ====

                                   EXHIBIT 12